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Exhibit 99.2


                                    PRESS RELEASE
                                     JUNE 26, 1997

                  Contact: Frank Onions, Tehama Bank, (916) 528-3000
                        or Bill Ellison, Tehama Bank, (916) 528-3000

                                FOR IMMEDIATE RELEASE

                                TEHAMA BANK ANNOUNCES
                             FORMATION OF HOLDING COMPANY

    William P. Ellison, President and Chief Executive Officer of Tehama Bank, announced today that effective at the close of business June 30, 1997, Tehama Bancorp, a newly-formed California corporation, became the holding company for Tehama Bank. Mr. Ellison noted that in connection with the formation of the holding company, each share of Common Stock of the Bank outstanding immediately prior to such formation shall represent one share of Common Stock of the holding company.

    In making the announcement on behalf of the Bank's Board of Directors, Mr. Ellison indicated that the Board believes that creation of the holding company will enhance the ability of the Bank to compete with major banks in its marketing area, many of which have been similarly reorganized, will provide a broader range of business alternatives with respect to growth and access to additional capital, and, in general, represents a further step toward implementing the Bank's long-range strategic plans.

    Effective with the Holding Company formation, Tehama Bancorp's stock ticker symbol will be THMB. The new CUSIP number will be 879053 10 6.

    Tehama Bank is an independent and locally owned state licensed bank with full service offices in Red Bluff, Los Molinos, Chico, Orland and Willows. The Bank also operates a Loan Production Office in Redding. The Bank's deposits are insured by the Federal Deposit Insurance Corporation.